Exhibit 99.2

Employee Communication, dated August 13, 2015

Dear Swisher Employee,

I am pleased to announce that the Company has agreed to sell its U.S. operations, which comprise all of Swisher’s remaining operating interests, to Ecolab Inc.  We have attached a copy of today’s press release to this email, which contains additional information that may be important to you and is incorporated in this email by reference.

Ecolab is buying the entire U.S. business. Our business is complementary to theirs and includes our private label business, our hygiene business, our street customer penetration, and our multi-distribution channels.  The acquisition by Ecolab of our U.S. operations would provide capital resources to grow that business along with other resources such as research and development and innovative technology.

Until the completion of the transaction, which is expected by the end of the year, subsequent to stockholder and other customary approvals, it will be business as usual for Swisher.  In fact, we must continue to operate as two separate and successful companies until the transaction is complete. We will continue to implement our business plan and pursue our mission and vision, as well as compete in the market place for new business.  We know that you will have questions about what this transaction means to you.  Our Two companies will be working together over the next several months to plan our integration, and we pledge to keep you informed every step of the way.

We believe the transaction is in the best interest of our stockholders and creates a very positive opportunity for our customers and employees. This transaction provides a broader customer base of business, additional service support, and the resources to expand our business and better service our customers. We believe Swisher International’s business model complements Ecolab’s existing institutional U.S. operations and will benefit our customers and employees.

William M. Pierce
President and Chief Executive Officer